Exhibit 99.1
Contact:
Michael W. Shelton, EVP and CFO
336-369-0900
NewBridge Bancorp Completes Sale of Approximately $52 Million of Senior Preferred Shares
to the U.S. Treasury under the Capital Purchase Program
GREENSBORO, N.C., December 15, 2008—(BUSINESS WIRE)— NewBridge Bancorp (NASDAQ: NBBC) (“NewBridge” or the “Company”), the parent company of NewBridge Bank, today reported that it has completed the issuance and sale of $52,372,000 of Fixed Rate Cumulative Perpetual Preferred Stock and a related common stock warrant to the U.S. Treasury Department under its voluntary Capital Purchase Program (“CPP”).
The preferred stock will qualify as Tier I capital and pay cumulative dividends of 5 percent for the first five years and 9 percent thereafter, unless NewBridge redeems the shares. The preferred shares can be redeemed in the first three years with the proceeds from the issuance of certain qualifying Tier 1 capital or after three years with any funds. As part of the transaction, the Treasury received a warrant to purchase 2,567,255 shares of NewBridge common stock at an exercise price of $3.06 per share, representing an aggregate market price of approximately $7.9 million. A more complete description of the terms and conditions of the senior preferred stock and warrant can be found on the U.S. Department of the Treasury’s website at: http://www.ustreas.gov/initiatives/eesa.
Although NewBridge met the regulatory requirements to be classified as a “well capitalized” institution as of September 30, 2008, the CPP investment strengthens all of the Company’s capital ratios. As of September 30, 2008, the Company’s leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 7.78%, 8.91%, and 10.18%, respectively. Had the CPP funds been received on that date, those respective ratios would have been approximately 10.40%, 11.91%, and 13.18%.
Additionally, NewBridge is participating in the FDIC’s Temporary Liquidity Guarantee Program, which provides full FDIC insurance coverage of noninterest-bearing deposits and certain other transaction accounts (regardless of the dollar amount) through December 31, 2009, as well as the Debt Guarantee Program, which provides a full FDIC guarantee on certain qualifying unsecured debt obligations issued by the Company, subject to certain limitations.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge, commented: “We are quite pleased to have been selected to participate in the Capital Purchase Program and to receive these funds. This infusion will enable us to continue our long-term growth initiatives and respond to the needs of the communities we serve. We continue to make new loans and have discovered that it is an excellent time to attract new lending relationships with sound borrowers. Although the banking environment remains weak, it is important to remember that our Bank has successfully weathered past economic downturns, and that there are many initiatives — both government and non-government — that are being implemented to restore economic growth and confidence. ”
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full-service, state-chartered community bank with headquarters in Greensboro, North Carolina. The Company has a long and established record in the financial services industry, with its predecessors being founded in 1910 and 1949. NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2 billion, and based on deposit market share is the largest community bank in the Piedmont Triad of North Carolina. NewBridge Bank has 37 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports of Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
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